Exhibit 5.3

Ancestry.com Inc.

360 West 4800 North

Provo, Utah 84604

United States of America

Our Ref	Your Ref	6 June 2013
PMY/CFE/661822/6

Sirs

ANCESTRY.COM INC.

We have acted as Irish Solicitors to Ancestry.com Inc. (the “Issuer”) in connection with the Exchange Notes (as defined below) to be issued by it and which will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (as defined below) by Anvilire (formerly known as Anvilire Limited), Anvilire One (formerly known as Anvilire One Limited), Ancestry Information Operations Company and Ancestry International DNA Company (each an “Irish Guarantor” and together the “Irish Guarantors”) as well as by Ancestry.com LLC and various direct and indirect subsidiaries of it. In this regard, we refer you to:

(a)	a Form S-4 registration statement filed by the Issuer with the U.S. Securities and Exchange Commission (the “SEC”) on June 6, 2013 (the “Registration Statement”) pursuant to which the Issuer has offered to exchange up to $300,000,000 in aggregate principal amount of its 11.00% senior notes due 2020 (the “Exchange Notes”), which are being registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for a like principal amount of its 11.00% senior notes due 2020 that were issued on 28 December 2012 (the “Outstanding Notes”, and together with the Exchange Notes, the “Notes”)

(b)	an indenture dated as of 28 December 2012 among, amongst others, the Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (as supplemented, the “Indenture”), pursuant to which the Exchange Notes will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Exchange Note Guarantees”);

The Company has requested that we provide this opinion in connection with the filing of the Registration Statement with the SEC.

1	BASIS OF OPINION

1.1	Subject to the contents of the final paragraph of this opinion, this opinion may not be relied upon by any person other than the addressee.

1.2	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect as at the date of this opinion and is based on legislation published, and cases fully reported, as at that date. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein.

1.3	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting any Irish Guarantor or any other person, or any corporate records of any Irish Guarantor or any other person, save for those searches, enquiries, contracts, instruments, documents or corporate records (if any) specified as being made or examined in this opinion.

1.4	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by any Irish Guarantor in any of the documents listed at paragraph 1.6 below nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5	This opinion is to be construed in accordance with and governed by the laws of Ireland.

1.6	For the purpose of giving this opinion, we have examined copies of the following documents and such Irish laws as we have considered necessary and appropriate for the purposes of this opinion:

1.6.1	a copy of the Registration Statement;

1.6.2	a copy of the Indenture;

1.6.3	a copy of the second supplemental indenture dated as of 28 January 2013 among, amongst others, the Issuer, Anvilire, Anvilire One and the Trustee (the “Second Supplemental Indenture”);

1.6.4	a copy of the third supplemental indenture dated as of 10 May 2013 among, amongst others, the Issuer, Ancestry Information Operations Company, Ancestry International DNA Company and the Trustee (the “Third Supplemental Indenture”);

1.6.5	a corporate certificate of Anvilire dated 6 June 2013 attaching:

(a)	copies of the certificate of incorporation and memorandum and articles of association of Anvilire;

(b)	a copy of the minutes of a meeting of the board of directors of Anvilire held on 7 May 2013; and

(c)	a copy of written resolutions of the member / members of Anvilire dated 7 May 2013;

1.6.6	a corporate certificate of Anvilire One dated 6 June 2013 attaching:

(a)	copies of the certificate of incorporation and memorandum and articles of association of Anvilire One;

(b)	a copy of the minutes of a meeting of the board of directors of Anvilire One held on 7 May 2013; and

(c)	a copy of written resolutions of the member / members of Anvilire One dated 7 May 2013;

1.6.7	a corporate certificate of Ancestry Information Operations Company dated 10 May 2013 attaching:

(a)	copies of the certificate of incorporation and memorandum and articles of association of Ancestry Information Operations Company;

(b)	a copy of the minutes of a meeting of the board of directors of Ancestry Information Operations Company held on 7 May 2013;

(c)	a copy of written resolutions of the member / members of Ancestry Information Operations Company dated 7 May 2013; and

(d)	a copy of a statutory declaration of the majority of directors of Ancestry Information Operations Company dated 7 May 2013;

1.6.8	a corporate certificate of Ancestry International DNA Company dated 10 May 2013 attaching:

(a)	copies of the certificate of incorporation and memorandum and articles of association of Ancestry International DNA Company;

(b)	a copy of the minutes of a meeting of the board of directors of Ancestry International DNA Company held on 7 May 2013;

(c)	a copy of written resolutions of the member / members of Ancestry International DNA Company dated 7 May 2013; and

(d)	a copy of a statutory declaration of the majority of directors of Ancestry International DNA Company dated 7 May 2013;

(the certificates listed at 1.6.5, 1.6.6, 1.6.7 and 1.6.8 above are collectively referred to as the “Certificates”); and

1.6.9	searches carried out on 6 June 2013 at the Companies Registration Office and the Index of Petitions and Winding Up Notices maintained at the Central Office of the High Court of Ireland in relation to each Irish Guarantor (the “Searches”).

The Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture are referred to herein as the “Documents” and each a “Document”.

Terms defined in the Indenture have the same meaning in this opinion unless otherwise defined herein.

2	ASSUMPTIONS:

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

2.1	the truth, completeness and accuracy of the copy of any document of which we have examined a photocopy;

2.2	that any copies produced to us are true and exact copies of the documents as executed and that the original was executed in the manner appearing on the copy;

2.3	that the certified copies produced to us of the minutes of the meetings of the boards of the Irish Guarantors and the resolutions of the members of the Irish Guarantors referred to in the Certificates (the “Resolutions”) are true copies of the originals; and that the Resolutions were duly passed and have not been amended or rescinded and are and will remain in full force and effect;

2.4	that there is no matter affecting the authority of the directors of any Irish Guarantor to effect entry by that Irish Guarantor into the Documents to which it is a party and performance by that Irish Guarantor of the transactions contemplated thereby including the giving of the Exchange Note Guarantees, not disclosed by the memorandum and articles of association of the Irish Guarantors or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

2.5	that all signatures on all original or copy documents which we have examined are genuine;

2.6	that the Documents are all the documents relating to the issue of the Notes and that there are no agreements or arrangements in existence which in any way amend or vary the terms of the issue of the Notes or in any way bear upon or are inconsistent with the opinions stated herein;

2.7	the information disclosed by the Searches was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time they were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time;

2.8	that the Documents and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Documents and/or this opinion (“Ancillary Documents”) are:

2.8.1	within the capacity and powers of, have been validly authorised, executed and delivered by the parties thereto; and

2.8.2	are not subject to avoidance by any persons

under all applicable laws and in all applicable jurisdictions other than (in the case of the Irish Guarantors) the laws of Ireland and the jurisdiction of Ireland;

2.9	that the Documents will constitute valid, legal binding and enforceable obligations of the parties thereto under all applicable laws and in all applicable jurisdictions;

2.10	insofar as any of the Documents, the Ancillary Documents, the Notes or the Exchange Note Guarantees fall to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

2.11	that the Irish Guarantors will derive a commercial benefit from entering into the Documents and that each of the Documents has been entered into, and each of the transactions referred to herein and therein is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms;

2.12	the absence of fraud and the presence of good faith on the part of all parties to the Documents and the Notes and their respective officers, employees, agents and advisers;

2.13	that (a) each Irish Guarantor was fully solvent at the time of and immediately following the execution and delivery of each of the Documents to which it is a party; (b) each Irish Guarantor would not as a consequence of doing any act or thing which any of the Documents to which it is a party contemplates, permits or requires that Irish Guarantor to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to any Irish Guarantor; and (d) no receiver has been appointed in relation to any of the assets or undertaking of any Irish Guarantor;

2.14	that the Documents have been executed and delivered by a person or persons duly authorised to do so in the Resolutions;

2.15	that the representations and warranties by all parties (including each Irish Guarantor) to the Documents contained therein are at all times true and correct in all respects (excluding the representations and warranties as to matters of Irish law on which we have specifically and expressly given our opinion);

2.16	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purpose of giving this opinion (other than matters of Irish law specifically covered by this opinion);

2.17	that the Notes conform with the descriptions and restrictions contained in the Indenture;

2.18	that the transactions contemplated by the Documents and the payments to be made thereunder are not and will not be affected by any orders made by the Minister for Finance of Ireland under the Financial Transfers Act, 1992, which allows orders restricting financial transfers to be made in compliance with Ireland’s international obligations and in conformity with European Union law; and

2.19	no Irish Guarantor has by virtue of the Documents given financial assistance (whether directly or indirectly) in connection with the subscription for or purchase of shares in itself or any company which is its holding company (if any) (other than any financial assistance the subject of validation procedures referenced in the minutes attached to the corporate certificates for Ancestry International DNA Company and Ancestry Information Operations Company.

3	QUALIFICATIONS:

This opinion is subject to the following qualifications:

3.1	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

3.2	we express no opinion on any taxation matters or on contractual terms of the relevant documents other than by reference to the legal character thereof;

3.3	this opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. It is only for the use of the Issuer and except as provided below it may not be relied upon by any other person or used for any other purpose. We assume no obligation to update the opinions set forth in this letter.

4	OPINION

On the basis and subject to the assumptions and qualifications set out above, we are of the opinion that:

4.1	Anvilire, Anvilire One, Ancestry Information Operations Company and Ancestry International DNA Company are private unlimited liability companies duly organised and validly existing under the laws of Ireland;

4.2	each Irish Guarantor is incorporated for an indefinite period as a separate legal entity and is subject to suit in its own name. Based upon the Searches, each Irish Guarantor is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator to or to wind it up any Irish Guarantor;

4.3	each Irish Guarantor has all the requisite power and authority to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder; and

4.4	the entry into and the performance by each Irish Guarantor of its obligations under the Documents to which it is a party, including the performance of its obligations under the Exchange Notes Guarantees, has been duly authorised by each Irish Guarantor and such Documents have been duly executed by the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading: “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. In addition we consent to the reliance by Fried, Frank, Harris, Shriver & Jacobson LLP as to matters of Irish law upon this opinion, in rendering its opinions in connection with the registration of the offer and sale of the Exchange Notes and the sale and issuance of the Exchange Notes as described in the Registration Statement. Except as stated above, without prior written consent, this opinion may not be furnished or quoted to, or relied upon by any other person or entity for any purpose.

Yours faithfully,

/s/ Matheson

MATHESON

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